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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors Vans, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of the Vans, Inc. Stock Option Shares under the Vanstastic Employee Stock Option Plan of our report dated July 20, 1998, relating to the consolidated balance sheets of Vans, Inc. as of May 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1998, and related schedule, which report appears in the May 31, 1998 Annual Report on Form 10-K of Vans, Inc.

                                       KPMG PEAT MARWICK LLP

Orange County, California
September 30, 1998


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